As filed with the Securities and Exchange Commission on July 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LONDAX CORP.

(Exact name of registrant as specified in its charter)

Wyoming	35-2807931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

LONDAX CORP.

2026 Equity Incentive Plan

(Full title of the plan)

Jon S. Cummings IV

Chief Executive Officer

Londax Corp.

201 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

(Name and address of agent for service)

+ (513) 766-9313

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Kline Law Group PC

15165 Alton Parkway, Suite 450

Irvine, CA 92618

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Londax Corp. 2026 Equity Incentive Plan (the “Plan”) specified in this Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Londax Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.       The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed on September 2, 2025;

2.       The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2025, filed on October 20, 2025;

3.       The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2025, filed on January 14, 2026;

4.       The Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2026, filed on April 7, 2026;

5.       The description of our common stock contained in our Registration Statement on Form S-1/A (File No. 333-274140), filed with the SEC on December 14, 2023, pursuant to the Securities Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Wyoming. Under Wyoming law, a corporation may indemnify its directors and officers who are, were, or are threatened to be made a party to a proceeding, provided that the individual: (i) acted in good faith; (ii) reasonably believed, that their conduct was in the corporation’s best interests, or at least that their conduct was not opposed to the corporation’s best interests; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. Directors and officers may not be indemnified in connection with a proceeding where they are found to have liability on the basis that they received a financial benefit to which they were not entitled, whether or not involving action in their official capacity. Indemnification may include expenses (including attorneys’ fees), judgments, fines (including excise taxes), and amounts paid in settlement, reasonably incurred in connection with such proceeding. In actions by or in the right of the corporation (derivative actions), indemnification may be provided only for expenses, and if the person is adjudged liable to the corporation, indemnification may only be made if and to the extent a court determines the person is fairly and reasonably entitled to such indemnification.

We have no directors’ and officers’ liability insurance at this time.   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or agents where indemnification will be required under Wyoming law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

By-laws

The Company’s By-laws provide for the indemnification of the Company’s executive officers and directors to the fullest extent not prohibited by the Wyoming General Corporation Law. Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit
Number	Description of Exhibit
3.1	Articles of Incorporation of the Registrant *
3.2	Bylaws of the Registrant *
5.1	Opinion Kline Law Group PC
10.1	2026 Equity Incentive Plan
23.1	Consent of BOLADALE LAWAL & CO., auditor *
23.2	Consent of Kline Law Group PC. (included in Exhibit 5.1)
107	Filing Fee Table

*

Incorporated by reference to the Exhibits of the same number to the Registrant’s Registration Statement on Form S-1, as amended, originally filed with the Securities and Exchange Commission on December 14, 2023.

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Item 9.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto on July 23, 2026.

LONDAX CORP.

By:	/s/ Jon S. Cummings IV
Jon S. Cummings IV,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jon S. Cummings IV, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon S. Cummings IV	Chief Executive Officer & Director	July 23, 2026
Jon S. Cummings IV	(Principal Executive Officer)

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